Rule 17g-1-Bonding of Officers and Employees of
		   Registered Management Investment Companies

17g-1(g)(1)(ii)(c): Statement showing the amount of the single insured bond which each investment company would have provided and maintained had it not been named as an insured under a joint insured bond


JPMorgan Trust I				$2,500,000
JPMorgan Trust II				$2,500,000
Undiscovered Managers Funds			$900,000
UM Investment Trust				$750,000
JPMorgan Insurance Trust			$1,250,000
J.P. Morgan Fleming Mutual Fund Group, Inc.	$2,500,000
J.P. Morgan Mutual Fund Group			$750,000
J. P. Morgan Mutual Fund Investment Trust	$750,000


The Premium is paid for the period March 1, 2008 to March 1, 2009.